Exhibit 99(a)



                      FORM 11-K


                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the year ended       December 31, 2000
                   ------------------------------------

                          OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    ----------

Commission file number       33-50134
                       --------------------------------





      THRIFT PLAN OF PHILLIPS PETROLEUM COMPANY
               (Full title of the Plan)





              PHILLIPS PETROLEUM COMPANY
            (Name of issuer of securities)





        Bartlesville, Oklahoma                 74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
    --------------------

Financial statements of the Thrift Plan of Phillips Petroleum
Company, filed as a part of this annual report, are listed in the accompanying index.

(b) Exhibits
    --------

Exhibit 1  Consent of Ernst & Young LLP.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Thrift Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THRIFT PLAN OF
                                  PHILLIPS PETROLEUM COMPANY



                                    /s/ Rand C. Berney
                               --------------------------------
                                        Rand C. Berney
                                            Member
                                     Thrift Plan Committee


June 22, 2001

-----------------------------------------------------------------
Index To Financial Statements             Thrift Plan Of Phillips
And Schedules                                   Petroleum Company


                                                             Page

Report of Independent Auditors ..............................   3

Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2000 and 1999 ...........................   4

  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 2000 ....................   5

  Notes to Financial Statements .............................   6


Supplemental Schedules

  Schedule of Assets (Held at End of Year) as of
    December 31, 2000, Schedule H, Line 4i ..................  14

  Schedule of Reportable Transactions for the Year Ended
    December 31, 2000, Schedule H, Line 4j ..................  15

  Schedule of Nonexempt Transactions for the Year Ended
    December 31, 2000, Schedule G, Part III .................  16

-----------------------------------------------------------------
Report Of Independent Auditors


The Thrift Plan Committee
Thrift Plan of Phillips Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Thrift Plan of Phillips Petroleum Company (Plan) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Thrift Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2000, reportable transactions for the year then ended, and nonexempt transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP
Tulsa, Oklahoma
June 22, 2001

-----------------------------------------------------------------
Statement Of Net Assets                   Thrift Plan Of Phillips
Available For Benefits                          Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
                                               2000          1999
At December 31                           ------------------------

Assets
Investments
  Vanguard Total Bond Market
    Index Fund                          $   59,242         63,633
  Phillips Petroleum Company
    common stock                           665,938        667,173
  Insurance contracts                           30            103
  Vanguard 500 Index Fund                  221,916        239,155
  Vanguard Prime Money Market Fund         152,926        134,929
  Vanguard Balanced Index Fund              13,407         10,996
  Vanguard Total International Stock
    Index Fund                               6,008          3,762
  Vanguard Extended Market Index Fund       22,056          5,385
  Loans to Plan participants                22,773         24,500
-----------------------------------------------------------------
                                         1,164,296      1,149,636
Contributions Receivable                       582            508
Employee Deposits Receivable                    27             33
Loan Repayments Receivable                     119             66
-----------------------------------------------------------------
Total Assets                             1,165,024      1,150,243
-----------------------------------------------------------------

Net Assets Available for Benefits       $1,165,024      1,150,243
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net               Thrift Plan Of Phillips
Assets Available For Benefits                   Petroleum Company


                                                        Thousands
                                                       of Dollars
Year Ended December 31, 2000                           ----------

Additions
Contributions and Deposits
  Company contributions
    Matching                                           $    5,979
    Before-tax deposits                                    29,749
  Employee deposits                                        13,913
Asset Transfers In                                         11,625
-----------------------------------------------------------------
                                                           61,266
-----------------------------------------------------------------

Investment Income
  Dividends                                                36,759
  Interest
    Participant loans                                       1,719
    Other                                                       4
  Net appreciation in fair value
    of investments                                        124,061
-----------------------------------------------------------------
                                                          162,543
-----------------------------------------------------------------

Total                                                     223,809
-----------------------------------------------------------------

Deductions
Distributions to
  Participants or Their
  Beneficiaries
      Cash                                                125,442
      Phillips Petroleum Company
        common stock                                       83,500
Administrative Expense                                         86
-----------------------------------------------------------------
Total                                                     209,028
-----------------------------------------------------------------

Net Increase                                               14,781

Net Assets Available for
  Benefits
Beginning of Year                                       1,150,243
-----------------------------------------------------------------

End of Year                                            $1,165,024
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements             Thrift Plan Of Phillips
                                                Petroleum Company

Note 1--Plan Description

The following describes the Thrift Plan of Phillips Petroleum
Company (Plan) at December 31, 2000, subject to and qualified by the more complete information appearing in the Plan document as of that date.

The Plan is a defined contribution plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the direct U.S. dollar payroll of the Company is eligible to participate. Non-managerial retail outlet marketing employees and certain other employee classifications are not eligible.

The Company has a trust agreement with Vanguard Fiduciary Trust Company (Vanguard), P.O. Box 2900, Valley Forge, Pennsylvania, 19482-2900. Under the trust agreement with Vanguard, the assets of Fund A, also known as the Vanguard Bond Index-Total Bond Market Portfolio Fund (Bond Index Fund), are invested in the Vanguard Total Bond Market Index Fund. The assets of Funds B and C are invested in the Phillips Stock Fund, a single investment fund consisting of two separate accounts, which is invested only in the common stock of Phillips Petroleum Company (Phillips) and holds cash reserves as determined by the Trustee.

Assets of Fund E, also known as the Vanguard Index Trust 500 Portfolio Fund (S&P 500 Fund), are invested in the Vanguard 500 Index Fund. Assets of Fund F, also known as the Vanguard Money Market Reserves-Prime Portfolio Fund (Money Market Fund), are invested in the Vanguard Prime Money Market Fund. Assets of
Fund G, also known as the Vanguard Balanced Index Fund (Balanced Index Fund), are invested in the Vanguard Balanced Index Fund. Assets of Fund H, also known as the Vanguard Total International Portfolio Fund (International Fund), are invested in the Vanguard Total International Stock Index Fund. Assets of Fund I, also known as the Vanguard Extended Market Fund, are invested in the Vanguard Extended Market Index Fund. Assets of the Temporary Investment Fund are invested in the Vanguard Prime Money Market Fund. In addition to the Plan assets held in the trust, there are Plan funds in the Deferred Settlement Account held by the Travelers Insurance Company.

Dividends represent earnings from the various Vanguard mutual funds in which the Plan participates. For the Phillips Stock
Fund, dividends include not only dividends on the Phillips common stock held, but also earnings on the small amount of cash reserves in the fund.

Participants may have up to 15 percent of their pay deposited in the Plan each month. The first 5 percent is designated as regular deposits with any excess being designated as supplemental deposits. Deposits may be further designated by a participant as before-tax or after-tax deposits or a combination of both. Before-tax deposits are made by the Company on behalf of a participant who has elected the before-tax feature of the Plan, voluntarily reducing his salary by a corresponding amount. Total deposit amounts and allocation of deposits between after-tax and before-tax accounts are subject to limitations imposed by the Internal Revenue Code. Effective November 1, 2000, the Plan was amended to allow participants to change their investment directions and deposit rates monthly instead of semiannually during designated enrollment periods. Employee deposits may be suspended in certain circumstances.

The Company contributes an amount equal to 25 percent of an employee's regular deposits to the Phillips Stock Fund--Fund B Account and an amount equal to 15 percent of regular deposits to any other investment fund. These Company matching contributions are invested in the Phillips Stock Fund--Fund C Account.

Employee deposits, before-tax deposits and loan repayments are first placed in the Temporary Investment Fund and remain there until the valuation date on or about the 20th day of the following month. Then the employee and before-tax deposits are paid into the respective investment funds in accordance with the participants' allocation directions. Loan repayments are transferred to the Loan Fund and then are generally allocated to Funds A, B, E, F, G, H or I based on the participant's regular deposits investment allocation, except that funds borrowed from Fund C are repaid only to Fund C. Earnings on deposits and loan repayments held in the Temporary Investment Fund are credited monthly, in the same manner, to each participant who made deposits or loan repayments during the month and still maintains an account in the Plan. The allocation of earnings are made to each Participant in the proportion to which his deposits or loan repayments bears to all deposits or loan repayments during the period for which such interest was earned. Employee deposits and earnings are paid into Funds A, B, E, F, G, H or I as directed by the participant.

The Loan Fund is used to record transactions resulting from loans made to active employees against their accounts. Except for the Temporary Investment Fund and the Loan Fund, the interests of participants in each fund are represented by units allocated to them.

The Plan provides for daily transfers among funds; however, generally, Plan participants may not direct transfers to or from the Fund C Account, the Loan Fund, or the Temporary Investment Fund. A participant may make unlimited transfers of any dollar amount, whole percentages, or units to or from Investment Funds A, E, F, G, H or I on any valuation date. A participant may direct the transfer of any dollar amount, whole percentage or number of units to or from his Fund B Account in the Phillips Stock Fund to or from Funds A, E, F, G, H, or I on any valuation date, but then must wait 10 calendar days to make another transfer involving the Fund B Account.

In addition to the rights described above permitting the transfer of amounts from one Investment Fund to another, a participant who has terminated employment and attained age 55 may, on any valuation date, direct the transfer of any dollar amount, whole percentage, or number of units in any Investment Fund (except the Temporary Investment Fund) to any other Investment Fund (except to the Temporary Investment Fund or the Fund C Account). Provided, however, such Participant who transfers from the Fund C Account to any other Investment Fund may transfer that interest back to the Fund C Account on any subsequent valuation date, subject to the 10-calendar-day waiting period for transfers.

A participant is vested at all times with respect to his deposits and his interest in Company contributions. Company contributions may not be withdrawn until 24 months after they are contributed unless the participant has been in the Plan for at least five years or becomes eligible to withdraw, for reasons other than a specified financial hardship, his interest in his before-tax account. A participant may not withdraw his interest in his before-tax account unless he is at least age 59 1/2, experiences a specified financial hardship, becomes totally and permanently disabled, or separates from service. Upon the death of a participant, his beneficiary may withdraw the participant's entire account balance, including his before-tax account.

Distributions generally occur upon separation from service, but may be deferred. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution generally will be deferred to a date not later than the first valuation date in October of the year age 69 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date in October in the year in which the participant would have attained age 69. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years. Distributions are based on the valuation of the participant's interest in the trust fund. Available forms of distribution are:

     (a) from Fund A, E, F, G, H, or I in cash;

     (b) from Fund B and C in whole shares of common stock and/or cash;

     (c) with respect to a participant who retires under a Company retirement plan or a beneficiary spouse of a participant in the event of an active employee participant's death, in the form of an irrevocable non-transferable monthly annuity purchased with a specified dollar amount of the participant's interest in the Plan; and

     (d) with respect to a participant who retired under a Company retirement plan before July 1, 1992, and who timely elected a deferred settlement option--monthly, quarterly or annual payments irrevocably elected from his interest in the Plan--commencing at retirement with, at the participant's direction, a designated life-interest beneficiary to receive any unpaid scheduled payments following the participant's death.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Thrift Plan Committee, the members of which are appointed by the Board of Directors of the Company. The Plan Financial Administrator and Plan Benefits Administrator are the persons who occupy, respectively, the Company positions of Treasurer and Compensation and Benefits Manager. Members of the Committee and the Plan Administrators serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties.

The Plan pays all reasonable expenses necessary for the operation of the Plan, unless such expenses are paid by the Company. The
Company pays only the Trustee's recordkeeping and accounting fees.

The Company intends to continue the Plan indefinitely, but reserves the right to amend or terminate it at any time. In the event of termination of the Plan, participants and beneficiaries of deceased participants will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

Note 2--Non-Participant-Directed Investments

The Phillips Stock Fund is the only non-participant-directed fund in the Plan. The Company's matching contributions are invested in the Phillips Stock Fund--Fund C Account. Information about the net assets and the significant components of the changes in net assets relating to the Phillips Stock Fund follows:

                                             Thousands of Dollars
                                             --------------------
                                                  2000       1999
At December 31                               --------------------

Net Assets:
  Phillips Petroleum Company common stock    $ 665,938    667,173
  Vanguard Prime Money Market Fund               2,650      2,032
  Due from Temporary Investment Fund--Fund B     2,416      2,455
  Contributions receivable--Fund C                 523        465
                                             --------------------
                                             $ 671,527    672,125
                                             ====================

Year Ended December 31, 2000

Changes in Net Assets:
  Matching Company contributions--Fund C     $   5,979
  Allocation of deposits and earnings from
    Temporary Investment Fund--Fund B           27,268
  Dividends                                     18,874
  Net appreciation in fair value of
    investments                                155,550
  Distributions to participants or their
    beneficiaries                             (112,972)
Transfer to participant-directed investments   (95,281)
Administrative expense                             (38)
                                             ---------
                                             $    (620)
                                             =========


Note 3--Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates and assumptions. Differences between the audited financial statements and Schedule H of Form 5500 are due to rounding.

Note 4--Investments

Valuation

All securities are valued at their quoted market price. Insurance contracts are valued pursuant to their terms; the value, which approximates fair value, represents fund deposits plus interest credited, less distributions. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value.


Appreciation

During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                        Thousands
                                                       of Dollars
                                                       ----------

Vanguard Total Bond Market Index Fund                    $  2,352
Phillips Petroleum Company Common Stock                   155,550
Vanguard 500 Index Fund                                   (24,981)
Vanguard Balanced Index Fund                                 (854)
Vanguard Total International Stock Fund                    (1,030)
Vanguard Extended Market Index Fund                        (6,976)
-----------------------------------------------------------------
                                                         $124,061
=================================================================


Note 5--Contributions Receivable

Contributions receivable at December 31 included the following:

                                             Thousands of Dollars
                                             --------------------
                                             2000            1999
                                             --------------------
Receivable from the Company for
  Matching contributions                     $523             465
  Before-tax deposits                          59              43
-----------------------------------------------------------------
                                             $582             508
=================================================================


Note 6--Loan Fund

The Plan allows loans to active employees or parties-in-interest from their accounts. The minimum loan is $1,000, and generally the maximum is the lesser of $50,000 or half the participant's vested account. The loans may extend for up to 60 months

(180 months for a home loan) with a rate of interest equal to the national prime lending rate, as determined on the last valuation date of the previous month. No more than one home loan and two regular loans may be outstanding at any given time.

Loan payments and interest are repaid to the borrowing participant's accounts through the Loan Fund, which records the outstanding loans and related transactions. Generally, repayments are allocated to Funds A, B, E, F, G, H or I based on a participant's regular deposits investment direction, except that funds borrowed from Fund C are repaid only to Fund C.


Note 7--Asset Transfers In

In 2000, Phillips acquired all of Atlantic Richfield Company's
(ARCO) Alaskan businesses. ARCO employees who became Phillips' employees as a result of this acquisition were given the option of transferring their balances from ARCO's qualified plans to the Plan. As a result, $11,625,000 in assets were transferred into the Plan in October 2000.


Note 8--Transactions with Parties-in-Interest

During 2000, the Plan received $18,528,000 in common stock dividends from the Company. Fees paid for legal, accounting, and other services rendered by parties-in-interest were based on customary and reasonable rates for such services.


Note 9--Tax Status

The Internal Revenue Service (IRS) determined on November 30, 1995, that the Plan, as amended through June 23, 1994, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under
Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 10--Subsequent Events

Effective January 1, 2001, the Plan was amended to grant the chief financial officer of Phillips sole discretion to select investment funds for inclusion in the Plan provided the Trust
Fund includes, in addition to the Temporary Investment Fund and the Phillips Stock Fund, one of each of the following three types of funds: (1) a money market mutual fund; (2) a Standard and Poors 500 index mutual fund; and (3) a bond market index mutual fund. As of January 1, 2001, Plan participants could direct their deposits to any of the following twenty-three funds: the Phillips Petroleum Company Stock Fund, the Vanguard Total Bond Market Index Fund, the Vanguard Balanced Index Fund, the Vanguard Value Index Fund, the Vanguard 500 Index Fund, the Vanguard Total Stock Market Index Fund, the Vanguard Growth Index Fund, the Vanguard Extended Market Index Fund, the Vanguard Mid-Cap Index Fund, the Vanguard Small-Cap Value Index Fund, the Vanguard Small-Cap Growth Index Fund, the Vanguard Total International Stock Index Fund, the Vanguard Prime Money Market Fund, the Vanguard Inflation Protected Securities Fund, the Vanguard Asset
Allocation Fund, the Vanguard Windsor II Fund, the Vanguard
Morgan Growth Fund, the Vanguard PRIMECAP Fund, the Vanguard International Growth Fund, the Vanguard LifeStrategy Income Fund, the Vanguard LifeStrategy Conservative Growth Fund, the Vanguard LifeStrategy Moderate Growth Fund, or the Vanguard LifeStrategy Growth Fund.

In addition, the Plan was amended to allow a participant who has reached age 55 to direct exchanges in Phillips Petroleum Company stock without first terminating employment with the Company.

Effective May 1, 2001, the Plan was amended to require employee deposits, before-tax deposits and Company contributions to be invested directly into participants' designated investment funds as soon as practicable, generally the night of each payday. Also, effective March 1, 2001, the Plan was amended to eliminate the Annuity Settlement Option as an available form of distribution.

Former Phillips Petroleum Company employees, who became Chevron Phillips Chemical Company employees effective January 1, 2001, were allowed a one-time opportunity to transfer their entire account balances from the Plan to the Chevron Phillips Chemical Company savings plan during the first quarter of 2001. Approximately 1,350 participants elected this transfer option, moving approximately $77 million out of the Plan. On January 1, 2001, these former employees also became eligible to withdraw the funds in their Plan accounts, excluding their before-tax deposits and the earnings on these deposits, while they were employees of Chevron Phillips Chemical Company. As a result of these transfers and withdrawals, total Plan distributions in 2001 are anticipated to be higher than historical averages.

--------------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)                 Thrift Plan Of Phillips
Schedule H, Line 4i                                            Petroleum Company
                                                    EIN 73-0400345, Plan No. 002


At December 31, 2000


(a)(b) Identity of     (c) Description of investment     Thousands of Dollars
issue, borrower,       including maturity date,      ---------------------------
lessor, or similar     rate of interest, collateral, (d) Historical  (e) Current
party                  par or maturity value                   Cost        Value
---------------------  ----------------------------- ---------------------------

Phillips Petroleum     Common Stock, $1.25 par
  Company*               value, 11,708,803 shares          $289,307      665,938
--------------------------------------------------------------------------------

The Vanguard Group*    1,821,074.269 units, Vanguard
                         500 Index Fund                          **      221,916

                       5,948,008.200 units, Vanguard
                         Total Bond Market Index Fund            **       59,242

                       702,663.452 units, Vanguard
                         Balanced Index Fund                     **       13,407

                       507,868.034 units, Vanguard
                         Total International Stock
                         Fund                                    **        6,008

                       828,562.783 units, Vanguard
                         Extended Market Index Fund              **       22,056

                       152,925,751.35 units, Vanguard
                         Prime Money Market Fund            152,926      152,926
--------------------------------------------------------------------------------
                                                            152,926      475,555
--------------------------------------------------------------------------------

Thrift Plan of         Loans to Plan participants*
  Phillips Petroleum     at 6% - 9.5%
  Company*                                                        -       22,773

Travelers Insurance    Group Annuity Contract GR-1966A,
  Company*               deferred settlement account             **           30
--------------------------------------------------------------------------------
                                                           $442,233    1,164,296
================================================================================
 *Party-in-interest
**Historical cost information is not required for participant-directed investments.


----------------------------------------------------------------------------------------
Schedule of Reportable Transactions                              Thrift Plan of Phillips
Schedule H, Line 4j                                                    Petroleum Company
Series of Transactions in Excess                                EIN 73-0400345, Plan 002
  of 5 Percent of Net Assets


Year Ended December 31, 2000


                                           Thousands of Dollars
                 -----------------------------------------------------------------------
(a)(b) Identity                                                      (h)Current
of party                                                               value of
involved and                                                           asset on  (i) Net
description of   (c) Purchase  (d) Selling                (g) Cost  transaction  gain or
asset                   price        Price  (f) Expenses  of asset         date    (loss)
---------------  ------------  -----------  ------------  --------  -----------  -------
Phillips
  Petroleum
  Company*
  Common Stock       $ 71,894            -           Net  $      -       71,894        -
                            -      145,180           Net    59,173      145,180   86,007

The Vanguard
  Group,*
  Vanguard
  Prime Money
  Market Fund         316,446            -           Net         -      316,446        -
                            -      298,431           Net   298,431      298,431        -


*Party-in-interest


Column (e) is not applicable.

------------------------------------------------------------------
Schedule of Nonexempt Transactions         Thrift Plan of Phillips
Schedule G, Part III                             Petroleum Company
                                          EIN 73-0400345, Plan 002


Year Ended December 31, 2000

                                                     (c)
                                               Description of
                             (b)           transactions, including
        (a)         Relationship to plan,  maturity date, rate of
    Identity of       employer or other     interest, collateral,
  party involved      party-in-interest     par or maturity value
------------------  ---------------------  -----------------------

Phillips Petroleum  Employer/Plan Sponsor  Contributions of
  Company $185,579 for the September 1997 payroll period were deposited on May 15, 2001. The estimated earnings of
                                           $40,620 are expected to
                                           be deposited to
                                           participant accounts
                                           in July 2001.


Columns (d) through (j) are not applicable.

                                                        Exhibit 1




                CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50134) pertaining to the Thrift Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 22, 2001, with respect to the financial statements and schedules of the Thrift Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 2000.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 22, 2001